Exhibit 99.1

Cornell Companies, Inc.

AT THE COMPANY:
Charles Siegel, Vice President, Public Policy
(713) 623-0790

CORNELL COMPANIES, INC. ANNOUNCES RECEIPT OF ARIZONA NOTIFICATION NOT TO RENEW CONTRACT AT GREAT PLAINS CORRECTIONAL FACILITY

HOUSTON, August 6, 2010 — Cornell Companies, Inc. (NYSE: CRN) (“Cornell”) announced today that it has received notification from the Arizona Department of Corrections of its election not to renew its contract at Cornell’s 2,048 bed Great Plains Correctional Facility in Hinton, Oklahoma, which is scheduled to expire on September 12,  2010.   The Company will be working with Arizona in the coming days to determine the schedule for the transfer of inmates, which the Company expects to complete in 2010.  As a result of this notification, Cornell intends to continue marketing the facility to other customers.

Cornell’s previous 2010 guidance assumed that the Arizona DOC would maintain its use of the Great Plains facility at its present level through the end of the year.   In May 2010, Cornell reported that the ultimate resolution of Arizona’s usage of the facility would likely depend on the timing of Arizona’s budget process and may not occur until the third quarter of 2010. In light of the contract termination, Cornell is withdrawing its prior annual financial guidance.

James E. Hyman, Cornell’s Chairman, President, and Chief Executive Officer, said “The loss of the Great Plains contract will have a negative impact on our near-term financial results. As a result, we are withdrawing our prior annual financial guidance.  In light of our proposed merger with The GEO Group (“GEO”), we have decided not to issue updated financial guidance at this time. However, GEO has previously stated that it believes the merger will produce an accretive transaction in 2011, which included an assumption that Arizona would withdraw their inmates from Great Plains during 2010.”

About Cornell Companies

Cornell Companies, Inc. (http://www.cornellcompanies.com) is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies.  Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy.  At June 30, 2010, the Company had 68 facilities in 15 states and the District of Columbia and a total service capacity of 21,392.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding Arizona’s schedule for the transfer of the inmates out of the Great Plains facility, as well as any other statements that are not historical facts, These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Cornell’s expectations and projections.  Risks and uncertainties include, among other things, the uncertainties associated with, general economic and market conditions, actions by government agencies and other third parties, and other risks and uncertainties detailed in the Company’s most recent Form 10-K, the definitive Proxy Statement on Schedule 14A filed by Cornell with the SEC on July 15, 2010 and other filings made by us from time to time with the Securities and Exchange Commission, which are available free of charge on the SEC’s Web site at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from the statements made. All information set forth in this release is current as of the date of this release. Cornell undertakes no duty to update any statement in light of new information or future events.

Important Additional Information About the Transaction

This press release may be deemed to be solicitation material in respect of the proposed merger between GEO and Cornell. The proposed transaction will be submitted to the respective stockholders of GEO and Cornell for their consideration. In connection with the proposed transaction, GEO has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, as amended, that includes a definitive joint proxy statement of GEO and Cornell and that also constitutes a prospectus of GEO. The respective stockholders of the companies are urged to read the definitive Joint Proxy Statement/Prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You may obtain a free copy of the definitive Joint Proxy Statement/Prospectus, as well as other filings containing information about the Companies at the SEC’s Internet site (http://www.sec.gov). Copies of the definitive Joint Proxy Statement/Prospectus and the SEC filings that are incorporated by reference in the Joint Proxy Statement/Prospectus can be obtained, free of charge, by directing a request to Pablo E. Paez, Director, Corporate Relations, (561) 999-7306, ppaez@geogroup.com, One Park Place, Suite 700, 621 Northwest 53rd Street, Boca Raton, Florida.

Participants in the Solicitation

GEO, Cornell and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding GEO’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended January 3, 2010, which was filed with the SEC on February 22, 2010, and its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on March 24, 2010, and information regarding Cornell’s directors and executive officers is available in Cornell’s Annual Report on Form 10-K, for the year ended December 31, 2009, which was filed with the SEC on February 26, 2010 and its Form 10-K/A, which was filed with the SEC on April 30, 2010. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the definitive Joint Proxy Statement/Prospectus and other relevant materials filed with the SEC. You may obtain free copies of these documents as described in the preceding paragraph.

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